As filed with the Securities and Exchange Commission on October 2, 2015

Registration No. 333-195069

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

GOOGLE INC.

(Exact name of Registrant as specified in its charter)

Delaware	77-0493581
(State of Incorporation)	(I.R.S. Employer Identification Number)

1600 Amphitheatre Parkway

Mountain View, CA 94043

(650) 253-0000

(Address, including Zip Code, and Telephone Number, including Area Code, of Registrant’s Principal Executive Offices)

Sundar Pichai

Chief Executive Officer

Google Inc.

1600 Amphitheatre Parkway

Mountain View, CA 94043

(650) 253-0000

(Name, Address, and Telephone Number, including Area Code, of Agent for Service)

Copies to:

Kent Walker, Esq. Christine E. Flores, Esq. Kenneth H. Yi, Esq. Google Inc. 1600 Amphitheatre Parkway Mountain View, CA 94043 (650) 253-0000	Pamela L. Marcogliese, Esq. Cleary Gottlieb Steen & Hamilton LLP One Liberty Plaza New York, NY 10006 (212) 225-2000

Approximate date of commencement of proposed sale to the public: Not applicable.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box:  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box:  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 (this “Post-Effective Amendment”) to the Registration Statement on Form S-3 (File No. 333-195069) (the “Registration Statement”) filed by Google Inc. (“Google”) with the Securities and Exchange Commission (the “Commission”) on April 4, 2014 is being filed to deregister all securities of Google that were registered for issuance on the Registration Statement and remain unsold under such Registration Statement.

On October 2, 2015, Google implemented a holding company reorganization (the “Merger”) pursuant to the Agreement and Plan of Merger, dated as of October 2, 2015, among Google, Alphabet Inc., a Delaware corporation (“Alphabet”) and Maple Technologies Inc., a Delaware corporation (“Merger Sub”), which resulted in Alphabet owning all of the outstanding capital stock of Google. The Merger was conducted pursuant to Section 251(g) of the General Corporation Law of the State of Delaware, which provides for the formation of a holding company without a vote of the stockholders of the constituent corporation.

Pursuant to the Merger, Merger Sub, a direct, wholly owned subsidiary of Alphabet and an indirect, wholly owned subsidiary of Google, merged with and into Google, with Google surviving as a direct, wholly owned subsidiary of Alphabet. Each share of each class of Google stock issued and outstanding immediately prior to the Merger automatically converted into an equivalent corresponding share of Alphabet stock, having the same designations, rights, powers and preferences and the qualifications, limitations and restrictions as the corresponding share of Google stock being converted. Accordingly, upon consummation of the Merger, Google’s current stockholders became stockholders of Alphabet.

As a result of the Merger, Google became a wholly owned subsidiary of Alphabet, and Google terminated all offers and sales of its securities registered for issuance on the Registration Statement that remain unsold under the Registration Statement as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Post-Effective Amendment to Form S-3 and has duly caused this Post-Effective Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Mountain View, State of California, on this second day of October, 2015.

GOOGLE INC.

By:	/s/ SUNDAR PICHAI
Sundar Pichai
Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Post-Effective Amendment has been signed by the following persons in the capacities indicated:

Signature	Title	Date

/s/ ERIC E. SCHMIDT	Executive Chairman of the Board of Directors	October 2, 2015
Eric E. Schmidt

/s/ SUNDAR PICHAI	Chief Executive Officer (Principal Executive Officer)	October 2, 2015
Sundar Pichai

/s/ RUTH PORAT	Senior Vice President and Chief Financial	October 2, 2015
Ruth Porat	Officer (Principal Financial and Accounting Officer)

/s/ LARRY PAGE	Co-Founder and Director	October 2, 2015
Larry Page

/s/ SERGEY BRIN	Co-Founder and Director	October 2, 2015
Sergey Brin

/s/ L. JOHN DOERR	Director	October 2, 2015
L. John Doerr

/s/ DIANE B. GREENE	Director	October 2, 2015
Diane B. Greene

/s/ JOHN L. HENNESSY	Director	October 2, 2015
John L. Hennessy

/s/ ANN MATHER	Director	October 2, 2015
Ann Mather

/s/ ALAN R. MULALLY	Director	October 2, 2015
Alan R. Mulally

/s/ PAUL S. OTELLINI	Director	October 2, 2015
Paul S. Otellini

/s/ K. RAM SHRIRAM	Director	October 2, 2015
K. Ram Shriram

/s/ SHIRLEY M. TILGHMAN	Director	October 2, 2015
Shirley M. Tilghman